AGREEMENT

This Agreement (this “Agreement”) is entered into on April 6, 2023 (the “Effective Date”) by and between Sky Quarry Inc., a Delaware corporation (“Sky Quarry”) and Marcus Laun (“Guarantor”), on the one hand, and [ REDACTED ], a California limited partnership (“KFBV”), on the other hand. Each of Sky Quarry, Guarantor, and KFBV may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS the Sky Quarry, Guarantor, and KFBV are parties to that certain Binding Term Sheet dated as of February 17, 2023 (the “Term Sheet”). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Term Sheet;

WHEREAS, pursuant to the Term Sheet, KFBV advanced to Sky Quarry on February 21, 2023, the principal sum of Four Hundred Thousand Dollars ($400,000.00) the (“Deposit”) as part of an anticipated $1,000,000 loan to be made under the terms of the Term Sheet (the “Loan”);

WHEREAS, Guarantor was not able to provide certain collateral for the loan as required by the Term Sheet; and

WHEREAS the Parties desire to enter into this Agreement to modify their agreement with respect to the repayment of the Deposit, and certain other consideration to be paid or made available to KFBV pursuant to the Term Sheet.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.Sky Quarry will repay to KFBV, via wire transfer, the Deposit, plus interest calculated at twenty percent (20%) per annum (the “Interest Rate”) calculated from February 21, 2023 through May 21, 2023 (the “Repayment Date”) totaling Twenty Thousand Dollars ($20,000.00) (the “Accrued Interest”), whether paid on or before the Repayment Date.

2.On the Repayment Date, Sky Quarry will also pay to KFBV, via wire transfer, an amount equal to Twenty Three Thousand Nine Hundred Twenty One Dollars and 80/100 cents ($23,921.80) as reimbursement to KFBV for legal and title fees incurred, through the Effective Date, in the Parties’ attempt to finalize the transaction documents contemplated by the Term Sheet (the “Fee Reimbursement”).

3.Any unpaid portion of the Deposit, Accrued Interest, and Fee Reimbursement shall, after the Repayment Date, shall bear interest at a rate equal to thirty percent (30%) per annum.

4.On the Effective Date, Sky Quarry will issue to KFBV a Common Stock Purchase Warrant, the form of which is attached hereto as Exhibit A (the “Warrant”).

5.The Parties understand and agree that in the event of any inconsistency, conflict or ambiguity between this Agreement and the Term Sheet, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

6.Upon the issuance of the Warrant, the receipt of the Deposit, Accrued Interest, and Fee Reimbursement, all obligations of the Parties under the Term Sheet will have been satisfied in full and the Term Sheet will be terminated in its entirety.

7.It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to this Agreement. All agreements between Parties are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to KFBV or collected by KFBV hereunder exceed the maximum amount permissible under applicable federal or state usury laws. If, under any circumstances whatsoever, fulfillment of any provision hereof, at the time the performance of such provision shall become due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If under any circumstances, KFBV shall ever receive an amount deemed interest by applicable law which would exceed the highest lawful interest rate, such amount that would be excessive interest under applicable law shall be applied to the reduction of the principal amount owing hereunder and not the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereunder, the excess shall be deemed to have been a payment made in error and shall be refunded to the Sky Quarry or to any other person making such payment on the Sky Quarry's behalf. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful rate, Sky Quarry and KFBV shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge rather than as interest. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the Parties.

8.Miscellaneous.

A.Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

B.Governing Law. This Agreement and the rights of the Parties shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

C.Venue. The Parties submit to the jurisdiction of the Courts of the

State of California or a Federal Court empaneled in the State of California, County of Los Angeles, for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

D.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

E.Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

F.JURY WAIVER. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THIS AGREEMENT.

G.Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to Sky Quarry and Marcus Laun

Sky Quarry Inc.

222 South Main Street, 5th floor Salt Lake City, UT 84101

Attn: David Sealock

Email: dsealock@skyquarry.com

with a copy to:Clyde Snow & Sessions, P.C. 201 S. Main Street, Suite 2200 Salt Lake City, UT 84111 Attn: Brian A. Lebrecht Email: bal@clydesnow.com

If to KFBV:[ REDACTED ]

with a copy to:[ REDACTED ]

or at such other address as Sky Quarry or KFBV may designate by ten (10) days advance written notice to the other Party hereto.

H.Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by Sky Quarry and KFBV.

I.Entire Agreement; Successors. This Agreement and the Warrant constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof, and replaces all understandings and agreements, written or oral, including after its termination in accordance with Section 4 the Term Sheet, between the Parties and no Party shall be liable or bound to the other Party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. The representations, warranties and agreements contained in this Agreement shall be binding on the Parties’ successors, assigns, heirs and legal representatives.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of Effective Date.

“Sky Quarry”		“KFBV”

Sky Quarry Inc.,		[ REDACTED ]
a Delaware corporation		a California limited partnership

		By:	[ REDACTED ]

By:	Travis Schneider
Its:	Director

By: [ REDACTED ]
Its: President
“Guarantor”

Marcus Laun

Exhibit A Warrant